Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 21, 2025
FOR MORE INFORMATION CONTACT:
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Amy Yuhn, Executive Vice President, Communications
(847) 939-9591
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Net Income

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced record net income of $384.6 million, or $5.47 per diluted common share, for the first six months of 2025, compared to net income of $339.7 million, or $5.21 per diluted common share for the same period of 2024. Pre-tax, pre-provision income (non-GAAP) for the first six months of the year totaled a record $566.3 million, compared to $523.0 million for the first six months of 2024.

The Company recorded record quarterly net income of $195.5 million, or $2.78 per diluted common share, for the second quarter of 2025, compared to net income of $189.0 million, or $2.69 per diluted common share for the first quarter of 2025. Pre-tax, pre-provision income (non-GAAP) for the second quarter of 2025 totaled a record $289.3 million, as compared to $277.0 million for the first quarter of 2025.

Timothy S. Crane, President and Chief Executive Officer, commented, “Building on the momentum of a strong first quarter, we are pleased to deliver record results again this quarter, reflecting the underlying strength and momentum of our business. A combination of balance sheet growth and a stable net interest margin drove our record results in the second quarter of 2025.”

Additionally, Mr. Crane noted, “Net interest margin in the second quarter remained within our expected range at 3.54% and we generated record net interest income driven by average earning asset growth. We expect a relatively stable net interest margin coupled with continued balance sheet growth to drive net interest income higher in the third quarter.”

Highlights of the second quarter of 2025:
Comparative information to the first quarter of 2025, unless otherwise noted

•Total loans increased by $2.3 billion, or 19% annualized.
•Total deposits increased by approximately $2.2 billion, or 17% annualized.
•Total assets increased by $3.1 billion, or 19% annualized.
•Net interest income increased to $546.7 million in the second quarter of 2025, compared to $526.5 million in the first quarter of 2025, driven by strong average earning asset growth.
◦Net interest margin was 3.52% (3.54% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2025.
•Non-interest income was impacted by the following:
◦Wealth management revenue totaled $36.8 million in the second quarter of 2025, compared to $34.0 million in the first quarter of 2025.
◦Mortgage banking revenue totaled $23.2 million in the second quarter of 2025, compared to $20.5 million in the first quarter of 2025. An unfavorable fair value mark of $1.4 million was offset by an increase in operational revenue of $4.1 million driven by higher origination volumes and improved production margin. For more information regarding mortgage banking revenue, see Table 16 in this report.
◦Net gains on investment securities totaled approximately $650,000 in the second quarter of 2025, compared to net gains of $3.2 million in the first quarter of 2025.

•Non-interest expense was impacted by the following:
◦Advertising and Marketing increased by $6.5 million and totaled $18.8 million in the second quarter of 2025. The increase in the quarter was related to planned and primarily seasonal expenses in various sports sponsorships and other summer community sponsorship events.
◦Macatawa Bank acquisition-related costs were $2.9 million in the second quarter of 2025, compared to $2.7 million in the first quarter of 2025.
•Provision for credit losses totaled $22.2 million in the second quarter of 2025, compared to a provision for credit losses of $24.0 million in the first quarter of 2025.
•Net charge-offs totaled $13.3 million, or 11 basis points of average total loans on an annualized basis, in the second quarter of 2025 compared to $12.6 million, or 11 basis points of average total loans on an annualized basis, in the first quarter of 2025.

Mr. Crane noted, “Solid loan growth in the second quarter totaled $2.3 billion, or 19% on an annualized basis. We are pleased with our diversified loan growth across all major loan portfolios and strong seasonal growth in our property & casualty insurance premium finance business. Loan pipelines remain strong and we expect loan growth in the mid-to-high single digits in the second half of the year. We continue to be prudent in our review of credit opportunities, ensuring our loan growth adheres to our conservative credit standards. Strong deposit growth totaled $2.2 billion, or 17% on an annualized basis, in the second quarter of 2025. Our loan growth was funded by our deposit growth in the second quarter of 2025 resulting in our loans-to-deposits ratio ending the quarter at 91.4%. We continue to benefit from our customer relationships and unique market positioning to generate deposits, grow loans and enhance our long-term franchise value.”

Commenting on credit quality, Mr. Crane stated, “Disciplined credit management, supported by thorough portfolio reviews, has driven consistent positive outcomes by enabling early identification and resolution of problem credits. We continue to be conservative and diversified in regard to maintaining our strong credit standards. We believe the Company’s reserves are appropriate and we remain committed to sustaining high credit quality as evidenced by our low levels of net charge-offs and non-performing loans as well as our core loan allowance for credit losses of 1.37%.”

In summary, Mr. Crane concluded, “We are proud of our second quarter performance and record results year to date. We expect our strong momentum to continue into the third quarter as our loan growth in the second quarter provides positive revenue momentum. The balance sheet growth in the second quarter highlights our enviable core deposit franchise and multifaceted business model. Our commitment to growing net interest income, disciplined expense control and conservative credit standards should lead to increasing our franchise value.”

* * *

The graphs shown on pages 3-7 illustrate certain financial highlights of the second quarter of 2025 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$152.4
$170.0
$185.4
$189.0
$195.5
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Pre-tax income, excluding provision for credit losses (non-GAAP)
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$251.4
$255.0
$270.1
$277.0
$289.3
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

$325
$300
$275
$250
$225
$200
$ in Millions
$277.0
$20.2
$2.8
$2.6
$2.2
$(0.1)
$(8.0)
$(6.5)
$(0.9)
$289.3
Q1 2025
Net Interest Income
Wealth Management Revenue
Mortgage Banking
Fees from Covered Call Options
All Other Non-Interest Income
Total Salaries and Benefits
Advertising and Marketing
All Other Non-Interest Expense
Q2 2025

Net Interest Income and Net Interest Margin ("NIM")
$ in Millions
$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$470.6
$502.6
$525.1
$526.5
$546.7
3.52%
3.51%
3.51%
3.56%
3.54%
3.50%
3.49%
3.49%
3.54%
3.52%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025
NIM (GAAP)
NIM, fully taxable-equivalent (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$70.0
$68.0
$66.0
$64.0
$62.0
$60.0
$58.0
$56.0
$54.0
$52.0
$59.8
$63.8
$64.9
$65.9
$69.0
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Total Loans
$ in Billions
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$44.7
$47.1
$48.1
$48.7
$51.0
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Total Deposits
$ in Billions
$58.0
$56.0
$54.0
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$48.0
$51.4
$52.5
$53.6
$55.8
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Total Shareholders' Equity
$ in Billions
$7.5
$7.0
$6.5
$6.0
$5.5
$5.0
$4.5
$4.0
$5.5
$6.4
$6.3
$6.6
$7.2
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Non-Performing Assets as a percentage of Total Assets
1.00%
0.75%
0.50%
0.25%
0.00%
0.32%
0.30%
0.30%
0.30%
0.31%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
1.00%
0.75%
0.50%
0.25%
0.00%
0.28%
0.23%
0.13%
0.11%
0.11%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets increased $3.1 billion in the second quarter of 2025 compared to the first quarter of 2025. Total loans increased by $2.3 billion compared to the first quarter of 2025. The increase in loans was driven by growth across all major loan portfolios, including seasonally higher Premium Finance Receivables - Property and Casualty portfolio.

Total liabilities increased by $2.5 billion in the second quarter of 2025 compared to the first quarter of 2025, driven by a $2.2 billion increase in total deposits. Robust organic deposit growth in the second quarter of 2025 was driven by our diverse deposit product offerings. Non-interest bearing deposit balances have remained stable in recent quarters. The Company's loans-to-deposits ratio ended the quarter at 91.4%.

On May 22, 2025, the Company completed the issuance of $425 million of Series F Preferred Stock. The issuance was in contemplation of redeeming $412.5 million of Series D and Series E preferred stock that was expected to reprice at rates higher than existing market rates. The Series D and Series E Preferred Stock were redeemed on July 15, 2025. The Tier 1 capital ratio, Total capital ratio, and Tier 1 leverage ratio noted in the “Selected Financial Highlights” would have been 10.8%, 12.3%, and 9.6%, respectively, if the Series D and Series E Preferred Stock had been redeemed as of June 30, 2025.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the second quarter of 2025, net interest income totaled $546.7 million, an increase of $20.2 million compared to the first quarter of 2025. The $20.2 million increase in net interest income in the second quarter of 2025 was primarily due to average earning asset growth of $1.9 billion, or 12% annualized.

Net interest margin was largely stable at 3.52% (3.54% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2025, down two basis points compared to the first quarter of 2025. The yield on earning assets declined two basis points during the second quarter of 2025 primarily due to a five basis point decrease in loan yields. The net free funds contribution declined two basis points compared to the first quarter of 2025. These declines were partially offset by a two basis point reduction in funding cost on interest-bearing deposits, compared to the first quarter of 2025.

For more information regarding net interest income, see Table 4 through Table 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $457.5 million as of June 30, 2025, an increase from $448.4 million as of March 31, 2025. A provision for credit losses totaling $22.2 million was recorded for the second quarter of 2025 compared to $24.0 million recorded in the first quarter of 2025. The lower provision for credit losses recognized in the second quarter of 2025 is primarily attributable to the macroeconomic outlook, partially offset by portfolio growth. While future economic performance remains uncertain, lower volatility in equity markets at the end of the second quarter reduced the provision related to macroeconomic uncertainty. This reduction was partially offset by qualitative additions to the provision that reflect widening credit spreads. For more information regarding the allowance for credit losses and provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Company is required to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of June 30, 2025, March 31, 2025, and December 31, 2024 is shown on Table 12 of this report.

Net charge-offs totaled $13.3 million in the second quarter of 2025, an increase of $0.7 million compared to $12.6 million of net charge-offs in the first quarter of 2025. Net charge-offs as a percentage of average total loans were 11 basis points in both the first and second quarter of 2025 on an annualized basis. For more information regarding net charge-offs, see Table 10 in this report.

The Company’s loan portfolio delinquency rates remain low and manageable. For more information regarding past due loans, see Table 13 in this report.

Non-performing assets and non-performing loans have remained relatively stable compared to prior quarters. Non-performing assets totaled $212.5 million and comprised 0.31% of total assets as of June 30, 2025, as compared to $195.0 million, or 0.30% of total assets, as of March 31, 2025. Non-performing loans totaled $188.8 million and comprised 0.37% of total loans at June 30, 2025, as compared to $172.4 million and 0.35% of total loans at March 31, 2025. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Non-interest income totaled $124.1 million in the second quarter of 2025, increasing $7.5 million, compared to $116.6 million in the first quarter of 2025.

Wealth management revenue increased by $2.8 million in the second quarter of 2025, compared to the first quarter of 2025. The increase in the second quarter of 2025 was primarily driven by an increase in asset valuations within the quarter, coupled with an increase in activity following the transition of systems and support for brokerage and certain private client business to a new third party that occurred in the first quarter of 2025. Wealth management revenue is comprised of the trust and asset management revenue of Wintrust Private Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue totaled $23.2 million in the second quarter of 2025, compared to $20.5 million in the first quarter of 2025. The increase in the second quarter of 2025 was primarily attributed to higher production revenue due to higher origination volumes and improved production margin. For more information regarding mortgage banking revenue, see Table 16 in this report.

Fees from covered call options increased by $2.2 million in the second quarter of 2025 compared to the first quarter of 2025. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

The Company recognized approximately $650,000 in net gains on investment securities in the second quarter of 2025 compared to $3.2 million in net gains in the first quarter of 2025. The net gains in the second quarter of 2025 were primarily the result of unrealized gains on the Company’s equity investment securities with a readily determinable fair value.

For more information regarding non-interest income, see Table 15 in this report.

NON-INTEREST EXPENSE

Non-interest expense totaled $381.5 million in the second quarter of 2025, increasing $15.4 million, compared to $366.1 million in the first quarter of 2025. Non-interest expense, as a percent of average assets, remained stable in the second quarter of 2025 at 2.32%.

Salaries and employee benefits expense increased by $8.0 million in the second quarter of 2025 as compared to the first quarter of 2025. This was primarily driven by an increased level of health insurance claims as well as higher mortgage and wealth management commissions expense attributable to an increase in mortgage originations and wealth management revenue in the quarter.

Advertising and marketing expenses in the second quarter of 2025 totaled $18.8 million, which was a $6.5 million increase compared to the first quarter of 2025. The increase in the second quarter was primarily driven by summer sports sponsorships and other summer community sponsorship events. Advertising and marketing expense are typically higher in the second and third quarters of the year.

The Macatawa Bank acquisition-related costs were $2.9 million in the second quarter of 2025, compared to $2.7 million in the first quarter of 2025.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $71.6 million in the second quarter of 2025 compared to $64.0 million in the first quarter of 2025. The effective tax rates were 26.79% in the second quarter of 2025 compared to 25.30% in the first quarter of 2025. The effective tax rates were partially impacted by the tax effects related to share-based compensation, which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded net excess tax benefits of $80,000 in the second quarter of 2025, compared to net excess tax benefits of $3.7 million in the first quarter of 2025 related to share-based compensation.

BUSINESS SUMMARY

Community Banking

Through community banking, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the second quarter of 2025, community banking increased its commercial, commercial real estate and residential real estate loan portfolios.

Mortgage banking revenue was $23.2 million for the second quarter of 2025, an increase of $2.6 million compared to the first quarter of 2025. See Table 16 for more detail. Service charges on deposit accounts totaled $19.5 million in the second quarter of 2025 as compared to $19.4 million in the first quarter of 2025. The Company’s gross commercial and commercial real estate loan pipelines remained solid as of June 30, 2025 indicating momentum for expected continued loan growth in the third quarter of 2025.

Specialty Finance

Through specialty finance, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolios were $6.1 billion during the second quarter of 2025. Average balances increased by $776.6 million, as compared to the first quarter of 2025. The Company’s leasing divisions’ portfolio balances increased in the second quarter of 2025, with capital leases, loans, and equipment on operating leases of $2.8 billion, $1.2 billion, and $289.8 million as of June 30, 2025, respectively, compared to $2.7 billion, $1.1 billion, and $280.5 million as of March 31, 2025, respectively. Revenues from the Company’s out-sourced administrative services business were $1.3 million in the second quarter of 2025, which was relatively stable compared to the first quarter of 2025.

Wealth Management

Through wealth management, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, and securities brokerage services. Wealth management revenue totaled $36.8 million in the second quarter of 2025, an increase as compared to the first quarter of 2025. At June 30, 2025, the Company’s wealth management subsidiaries had approximately $53.2 billion of assets under administration, which included $8.9 billion of assets owned by the Company and its subsidiary banks.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Business Combination

On August 1, 2024, the Company completed its previously announced acquisition of Macatawa, the parent company of Macatawa Bank. In conjunction with the completed acquisition, the Company issued approximately 4.7 million shares of common stock. Macatawa operates 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties in the state of Michigan. Macatawa offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities. As of August 1, 2024, Macatawa had fair values of approximately $2.9 billion in assets, $2.3 billion in deposits and $1.3 billion in loans. As of June 30, 2025, the Company recorded goodwill of approximately $142.1 million on the purchase.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the second quarter of 2025, as compared to the first quarter of 2025 (sequential quarter) and second quarter of 2024 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 1st Quarter 2025	% or basis point (bp) change from 2nd Quarter 2024
	Three Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024
Net income	$195,527	$189,039	$152,388	3%	28%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	289,322	277,018	251,404	4	15
Net income per common share – Diluted	2.78	2.69	2.32	3	20
Cash dividends declared per common share	0.50	0.50	0.45	—	11
Net revenue (3)	670,783	643,108	591,757	4	13
Net interest income	546,694	526,474	470,610	4	16
Net interest margin	3.52%	3.54%	3.50%	(2) bps	2	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.54	3.56	3.52	(2)	2
Net overhead ratio (4)	1.57	1.58	1.53	(1)	4
Return on average assets	1.19	1.20	1.07	(1)	12
Return on average common equity	12.07	12.21	11.61	(14)	46
Return on average tangible common equity (non-GAAP) (2)	14.44	14.72	13.49	(28)	95
At end of period
Total assets	$68,983,318	$65,870,066	$59,781,516	19%	15%
Total loans (5)	51,041,679	48,708,390	44,675,531	19	14
Total deposits	55,816,811	53,570,038	48,049,026	17	16
Total shareholders’ equity	7,225,696	6,600,537	5,536,628	38	31
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Selected Financial Condition Data (at end of period):
Total assets	$68,983,318	$65,870,066	$64,879,668	$63,788,424	$59,781,516
Total loans (1)	51,041,679	48,708,390	48,055,037	47,067,447	44,675,531
Total deposits	55,816,811	53,570,038	52,512,349	51,404,966	48,049,026
Total shareholders’ equity	7,225,696	6,600,537	6,344,297	6,399,714	5,536,628
Selected Statements of Income Data:
Net interest income	$546,694	$526,474	$525,148	$502,583	$470,610	$1,073,168	$934,804
Net revenue (2)	670,783	643,108	638,599	615,730	591,757	1,313,891	1,196,531
Net income	195,527	189,039	185,362	170,001	152,388	384,566	339,682
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	289,322	277,018	270,060	255,043	251,404	566,340	523,033
Net income per common share – Basic	2.82	2.73	2.68	2.51	2.35	5.55	5.28
Net income per common share – Diluted	2.78	2.69	2.63	2.47	2.32	5.47	5.21
Cash dividends declared per common share	0.50	0.50	0.45	0.45	0.45	1.00	0.90
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.52%	3.54%	3.49%	3.49%	3.50%	3.53%	3.53%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.54	3.56	3.51	3.51	3.52	3.55	3.56
Non-interest income to average assets	0.76	0.74	0.71	0.74	0.85	0.75	0.93
Non-interest expense to average assets	2.32	2.32	2.31	2.36	2.38	2.32	2.40
Net overhead ratio (4)	1.57	1.58	1.60	1.62	1.53	1.57	1.46
Return on average assets	1.19	1.20	1.16	1.11	1.07	1.19	1.21
Return on average common equity	12.07	12.21	11.82	11.63	11.61	12.14	13.01
Return on average tangible common equity (non-GAAP) (3)	14.44	14.72	14.29	13.92	13.49	14.57	15.12
Average total assets	$65,840,345	$64,107,042	$63,594,105	$60,915,283	$57,493,184	$64,978,481	$56,547,939
Average total shareholders’ equity	6,862,040	6,460,941	6,418,403	5,990,429	5,450,173	6,662,598	5,445,315
Average loans to average deposits ratio	93.0%	92.3%	91.9%	93.8%	95.1%	92.7%	94.8%
Period-end loans to deposits ratio	91.4	90.9	91.5	91.6	93.0
Common Share Data at end of period:
Market price per common share	$123.98	$112.46	$124.71	$108.53	$98.56
Book value per common share	95.43	92.47	89.21	90.06	82.97
Tangible book value per common share (non-GAAP) (3)	81.86	78.83	75.39	76.15	72.01
Common shares outstanding	66,937,732	66,919,325	66,495,227	66,481,543	61,760,139
Other Data at end of period:
Common equity to assets ratio	9.3%	9.4%	9.1%	9.4%	8.6%
Tangible common equity ratio (non-GAAP) (3)	8.0	8.1	7.8	8.1	7.5
Tier 1 leverage ratio (5)	10.2	9.6	9.4	9.6	9.3
Risk-based capital ratios:
Tier 1 capital ratio (5)	11.4	10.8	10.7	10.6	10.3
Common equity tier 1 capital ratio (5)	10.0	10.1	9.9	9.8	9.5
Total capital ratio (5)	12.9	12.5	12.3	12.2	12.1
Allowance for credit losses (6)	$457,461	$448,387	$437,060	$436,193	$437,560
Allowance for loan and unfunded lending-related commitment losses to total loans	0.90%	0.92%	0.91%	0.93%	0.98%
Number of:
Bank subsidiaries	16	16	16	16	15
Banking offices	208	208	205	203	177
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income plus non-interest income.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024
Assets
Cash and due from banks	$695,501	$616,216	$452,017	$725,465	$415,462
Federal funds sold and securities purchased under resale agreements	63	63	6,519	5,663	62
Interest-bearing deposits with banks	4,569,618	4,238,237	4,409,753	3,648,117	2,824,314
Available-for-sale securities, at fair value	4,885,715	4,220,305	4,141,482	3,912,232	4,329,957
Held-to-maturity securities, at amortized cost	3,502,186	3,564,490	3,613,263	3,677,420	3,755,924
Trading account securities	—	—	4,072	3,472	4,134
Equity securities with readily determinable fair value	273,722	270,442	215,412	125,310	112,173
Federal Home Loan Bank and Federal Reserve Bank stock	282,087	281,893	281,407	266,908	256,495
Brokerage customer receivables	—	—	18,102	16,662	13,682
Mortgage loans held-for-sale, at fair value	299,606	316,804	331,261	461,067	411,851
Loans, net of unearned income	51,041,679	48,708,390	48,055,037	47,067,447	44,675,531
Allowance for loan losses	(391,654)	(378,207)	(364,017)	(360,279)	(363,719)
Net loans	50,650,025	48,330,183	47,691,020	46,707,168	44,311,812
Premises, software and equipment, net	776,324	776,679	779,130	772,002	722,295
Lease investments, net	289,768	280,472	278,264	270,171	275,459
Accrued interest receivable and other assets	1,610,025	1,598,255	1,739,334	1,721,090	1,671,334
Receivable on unsettled securities sales	240,039	463,023	—	551,031	—
Goodwill	798,144	796,932	796,942	800,780	655,955
Other acquisition-related intangible assets	110,495	116,072	121,690	123,866	20,607
Total assets	$68,983,318	$65,870,066	$64,879,668	$63,788,424	$59,781,516
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$10,877,166	$11,201,859	$11,410,018	$10,739,132	$10,031,440
Interest-bearing	44,939,645	42,368,179	41,102,331	40,665,834	38,017,586
Total deposits	55,816,811	53,570,038	52,512,349	51,404,966	48,049,026
Federal Home Loan Bank advances	3,151,309	3,151,309	3,151,309	3,171,309	3,176,309
Other borrowings	625,392	529,269	534,803	647,043	606,579
Subordinated notes	298,458	298,360	298,283	298,188	298,113
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Payable on unsettled securities sales	39,105	—	—	—	—
Accrued interest payable and other liabilities	1,572,981	1,466,987	1,785,061	1,613,638	1,861,295
Total liabilities	61,757,622	59,269,529	58,535,371	57,388,710	54,244,888
Shareholders’ Equity:
Preferred stock	837,500	412,500	412,500	412,500	412,500
Common stock	67,025	67,007	66,560	66,546	61,825
Surplus	2,495,637	2,494,347	2,482,561	2,470,228	1,964,645
Treasury stock	(9,156)	(9,156)	(6,153)	(6,098)	(5,760)
Retained earnings	4,200,923	4,045,854	3,897,164	3,748,715	3,615,616
Accumulated other comprehensive loss	(366,233)	(410,015)	(508,335)	(292,177)	(512,198)
Total shareholders’ equity	7,225,696	6,600,537	6,344,297	6,399,714	5,536,628
Total liabilities and shareholders’ equity	$68,983,318	$65,870,066	$64,879,668	$63,788,424	$59,781,516

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Interest income
Interest and fees on loans	$797,997	$768,362	$789,038	$794,163	$749,812	$1,566,359	$1,460,153
Mortgage loans held-for-sale	4,872	4,246	5,623	6,233	5,434	9,118	9,580
Interest-bearing deposits with banks	34,317	36,766	46,256	32,608	19,731	71,083	36,389
Federal funds sold and securities purchased under resale agreements	276	179	53	277	17	455	36
Investment securities	78,053	72,016	67,066	69,592	69,779	150,069	139,457
Trading account securities	—	11	6	11	13	11	31
Federal Home Loan Bank and Federal Reserve Bank stock	5,393	5,307	5,157	5,451	4,974	10,700	9,452
Brokerage customer receivables	—	78	302	269	219	78	394
Total interest income	920,908	886,965	913,501	908,604	849,979	1,807,873	1,655,492
Interest expense
Interest on deposits	333,470	320,233	346,388	362,019	335,703	653,703	635,235
Interest on Federal Home Loan Bank advances	25,724	25,441	26,050	26,254	24,797	51,165	46,845
Interest on other borrowings	6,957	6,792	7,519	9,013	8,700	13,749	17,948
Interest on subordinated notes	3,735	3,714	3,733	3,712	5,185	7,449	10,672
Interest on junior subordinated debentures	4,328	4,311	4,663	5,023	4,984	8,639	9,988
Total interest expense	374,214	360,491	388,353	406,021	379,369	734,705	720,688
Net interest income	546,694	526,474	525,148	502,583	470,610	1,073,168	934,804
Provision for credit losses	22,234	23,963	16,979	22,334	40,061	46,197	61,734
Net interest income after provision for credit losses	524,460	502,511	508,169	480,249	430,549	1,026,971	873,070
Non-interest income
Wealth management	36,821	34,042	38,775	37,224	35,413	70,863	70,228
Mortgage banking	23,170	20,529	20,452	15,974	29,124	43,699	56,787
Service charges on deposit accounts	19,502	19,362	18,864	16,430	15,546	38,864	30,357
Gains (losses) on investment securities, net	650	3,196	(2,835)	3,189	(4,282)	3,846	(2,956)
Fees from covered call options	5,624	3,446	2,305	988	2,056	9,070	6,903
Trading gains (losses), net	151	(64)	(113)	(130)	70	87	747
Operating lease income, net	15,166	15,287	15,327	15,335	13,938	30,453	28,048
Other	23,005	20,836	20,676	24,137	29,282	43,841	71,613
Total non-interest income	124,089	116,634	113,451	113,147	121,147	240,723	261,727
Non-interest expense
Salaries and employee benefits	219,541	211,526	212,133	211,261	198,541	431,067	393,714
Software and equipment	36,522	34,717	34,258	31,574	29,231	71,239	56,962
Operating lease equipment	10,757	10,471	10,263	10,518	10,834	21,228	21,517
Occupancy, net	20,228	20,778	20,597	19,945	19,585	41,006	38,671
Data processing	12,110	11,274	10,957	9,984	9,503	23,384	18,795
Advertising and marketing	18,761	12,272	13,097	18,239	17,436	31,033	30,476
Professional fees	9,243	9,044	11,334	9,783	9,967	18,287	19,520
Amortization of other acquisition-related intangible assets	5,580	5,618	5,773	4,042	1,122	11,198	2,280
FDIC insurance	10,971	10,926	10,640	10,512	10,429	21,897	24,966
Other real estate owned (“OREO”) expenses, net	505	643	397	(938)	(259)	1,148	133
Other	37,243	38,821	39,090	35,767	33,964	76,064	66,464
Total non-interest expense	381,461	366,090	368,539	360,687	340,353	747,551	673,498
Income before taxes	267,088	253,055	253,081	232,709	211,343	520,143	461,299
Income tax expense	71,561	64,016	67,719	62,708	58,955	135,577	121,617
Net income	$195,527	$189,039	$185,362	$170,001	$152,388	$384,566	$339,682
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991	13,982	13,982
Net income applicable to common shares	$188,536	$182,048	$178,371	$163,010	$145,397	$370,584	$325,700
Net income per common share - Basic	$2.82	$2.73	$2.68	$2.51	$2.35	$5.55	$5.28
Net income per common share - Diluted	$2.78	$2.69	$2.63	$2.47	$2.32	$5.47	$5.21
Cash dividends declared per common share	$0.50	$0.50	$0.45	$0.45	$0.45	$1.00	$0.90
Weighted average common shares outstanding	66,931	66,726	66,491	64,888	61,839	66,829	61,660
Dilutive potential common shares	888	923	1,233	1,053	926	903	901
Average common shares and dilutive common shares	67,819	67,649	67,724	65,941	62,765	67,732	62,561

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From (1)
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2025 (2)	Jun 30, 2024
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$192,633	$181,580	$189,774	$314,693	$281,103	24%	(31)%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	106,973	135,224	141,487	146,374	130,748	(84)	(18)
Total mortgage loans held-for-sale	$299,606	$316,804	$331,261	$461,067	$411,851	(22)%	(27)%

Core loans:
Commercial
Commercial and industrial	$7,028,247	$6,871,206	$6,867,422	$6,774,683	$6,236,290	9%	13%
Asset-based lending	1,663,693	1,701,962	1,611,001	1,709,685	1,465,867	(9)	13
Municipal	771,785	798,646	826,653	827,125	747,357	(13)	3
Leases	2,757,331	2,680,943	2,537,325	2,443,721	2,439,128	11	13
Commercial real estate
Residential construction	59,027	55,849	48,617	73,088	55,019	23	7
Commercial construction	2,165,263	2,086,797	2,065,775	1,984,240	1,866,701	15	16
Land	304,827	306,235	319,689	346,362	338,831	(2)	(10)
Office	1,601,208	1,641,555	1,656,109	1,675,286	1,585,312	(10)	1
Industrial	2,824,889	2,677,555	2,628,576	2,527,932	2,307,455	22	22
Retail	1,452,351	1,402,837	1,374,655	1,404,586	1,365,753	14	6
Multi-family	3,200,578	3,091,314	3,125,505	3,193,339	2,988,940	14	7
Mixed use and other	1,683,867	1,652,759	1,685,018	1,588,584	1,439,186	8	17
Home equity	466,815	455,683	445,028	427,043	356,313	10	31
Residential real estate
Residential real estate loans for investment	3,814,715	3,561,417	3,456,009	3,252,649	2,933,157	29	30
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	80,800	86,952	114,985	92,355	88,503	(28)	(9)
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	53,267	36,790	41,771	43,034	45,675	NM	17
Total core loans	$29,928,663	$29,108,500	$28,804,138	$28,363,712	$26,259,487	11%	14%

Niche loans:
Commercial
Franchise	$1,286,265	$1,262,555	$1,268,521	$1,191,686	$1,150,460	8%	12%
Mortgage warehouse lines of credit	1,232,530	1,019,543	893,854	750,462	593,519	84	NM
Community Advantage - homeowners association	526,595	525,492	525,446	501,645	491,722	1	7
Insurance agency lending	1,120,985	1,070,979	1,044,329	1,048,686	1,030,119	19	9
Premium Finance receivables
U.S. property & casualty insurance	7,378,340	6,486,663	6,447,625	6,253,271	6,142,654	55	20
Canada property & casualty insurance	944,836	753,199	824,417	878,410	958,099	NM	(1)
Life insurance	8,506,960	8,365,140	8,147,145	7,996,899	7,962,115	7	7
Consumer and other	116,505	116,319	99,562	82,676	87,356	1	33
Total niche loans	$21,113,016	$19,599,890	$19,250,899	$18,703,735	$18,416,044	31%	15%

Total loans, net of unearned income	$51,041,679	$48,708,390	$48,055,037	$47,067,447	$44,675,531	19%	14%
(1)NM - Not Meaningful.
(2)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2025 (1)	Jun 30, 2024
Balance:
Non-interest-bearing	$10,877,166	$11,201,859	$11,410,018	$10,739,132	$10,031,440	(12)%	8%
NOW and interest-bearing demand deposits	6,795,725	6,340,168	5,865,546	5,466,932	5,053,909	29	34
Wealth management deposits (2)	1,595,764	1,408,790	1,469,064	1,303,354	1,490,711	53	7
Money market	19,556,041	18,074,733	17,975,191	17,713,726	16,320,017	33	20
Savings	6,659,419	6,576,251	6,372,499	6,183,249	5,882,179	5	13
Time certificates of deposit	10,332,696	9,968,237	9,420,031	9,998,573	9,270,770	15	11
Total deposits	$55,816,811	$53,570,038	$52,512,349	$51,404,966	$48,049,026	17%	16%
Mix:
Non-interest-bearing	19%	21%	22%	21%	21%
NOW and interest-bearing demand deposits	12	12	11	11	11
Wealth management deposits (2)	3	3	3	3	3
Money market	35	34	34	34	34
Savings	12	12	12	12	12
Time certificates of deposit	19	18	18	19	19
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), and trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of June 30, 2025

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit
1-3 months	$2,486,694	3.92%
4-6 months	4,464,126	3.80
7-9 months	2,187,365	3.74
10-12 months	771,114	3.64
13-18 months	262,094	3.41
19-24 months	99,689	2.92
24+ months	61,614	2.36
Total	$10,332,696	3.78%

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$3,308,199	$3,520,048	$3,934,016	$2,413,728	$1,485,481
Investment securities (2)	8,801,560	8,409,735	8,090,271	8,276,576	8,203,764
FHLB and FRB stock (3)	282,001	281,702	271,825	263,707	253,614
Liquidity management assets (4)	$12,391,760	$12,211,485	$12,296,112	$10,954,011	$9,942,859
Other earning assets (4) (5)	—	13,140	20,528	17,542	15,257
Mortgage loans held-for-sale	310,534	286,710	378,707	376,251	347,236
Loans, net of unearned income (4) (6)	49,517,635	47,833,380	47,153,014	45,920,586	43,819,354
Total earning assets (4)	$62,219,929	$60,344,715	$59,848,361	$57,268,390	$54,124,706
Allowance for loan and investment security losses	(398,685)	(375,371)	(367,238)	(383,736)	(360,504)
Cash and due from banks	478,707	476,423	470,033	467,333	434,916
Other assets	3,540,394	3,661,275	3,642,949	3,563,296	3,294,066
Total assets	$65,840,345	$64,107,042	$63,594,105	$60,915,283	$57,493,184

NOW and interest-bearing demand deposits	$6,423,050	$6,046,189	$5,601,672	$5,174,673	$4,985,306
Wealth management deposits	1,552,989	1,574,480	1,430,163	1,362,747	1,531,865
Money market accounts	18,184,754	17,581,141	17,579,395	16,436,111	15,272,126
Savings accounts	6,578,698	6,479,444	6,288,727	6,096,746	5,878,844
Time deposits	9,841,702	9,406,126	9,702,948	9,598,109	8,546,172
Interest-bearing deposits	$42,581,193	$41,087,380	$40,602,905	$38,668,386	$36,214,313
FHLB advances (3)	3,151,310	3,151,309	3,160,658	3,178,973	3,096,920
Other borrowings	593,657	582,139	577,786	622,792	587,262
Subordinated notes	298,398	298,306	298,225	298,135	410,331
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	$46,878,124	$45,372,700	$44,893,140	$43,021,852	$40,562,392
Non-interest-bearing deposits	10,643,798	10,732,156	10,718,738	10,271,613	9,879,134
Other liabilities	1,456,383	1,541,245	1,563,824	1,631,389	1,601,485
Equity	6,862,040	6,460,941	6,418,403	5,990,429	5,450,173
Total liabilities and shareholders’ equity	$65,840,345	$64,107,042	$63,594,105	$60,915,283	$57,493,184

Net free funds/contribution (6)	$15,341,805	$14,972,015	$14,955,221	$14,246,538	$13,562,314
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”)
(4)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$34,593	$36,945	$46,308	$32,885	$19,748
Investment securities	78,733	72,706	67,783	70,260	70,346
FHLB and FRB stock (1)	5,393	5,307	5,157	5,451	4,974
Liquidity management assets (2)	$118,719	$114,958	$119,248	$108,596	$95,068
Other earning assets (2)	—	92	310	282	235
Mortgage loans held-for-sale	4,872	4,246	5,623	6,233	5,434
Loans, net of unearned income (2)	800,197	770,568	791,390	796,637	752,117
Total interest income	$923,788	$889,864	$916,571	$911,748	$852,854

Interest expense:
NOW and interest-bearing demand deposits	$37,517	$33,600	$31,695	$30,971	$32,719
Wealth management deposits	8,182	8,606	9,412	10,158	10,294
Money market accounts	155,890	146,374	159,945	167,382	155,100
Savings accounts	37,637	35,923	38,402	42,892	41,063
Time deposits	94,244	95,730	106,934	110,616	96,527
Interest-bearing deposits	$333,470	$320,233	$346,388	$362,019	$335,703
FHLB advances (1)	25,724	25,441	26,050	26,254	24,797
Other borrowings	6,957	6,792	7,519	9,013	8,700
Subordinated notes	3,735	3,714	3,733	3,712	5,185
Junior subordinated debentures	4,328	4,311	4,663	5,023	4,984
Total interest expense	$374,214	$360,491	$388,353	$406,021	$379,369

Less: Fully taxable-equivalent adjustment	(2,880)	(2,899)	(3,070)	(3,144)	(2,875)
Net interest income (GAAP) (3)	546,694	526,474	525,148	502,583	470,610
Fully taxable-equivalent adjustment	2,880	2,899	3,070	3,144	2,875
Net interest income, fully taxable-equivalent (non-GAAP) (3)	$549,574	$529,373	$528,218	$505,727	$473,485
(1)Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”)
(2)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	4.19%	4.26%	4.68%	5.42%	5.35%
Investment securities	3.59	3.51	3.33	3.38	3.45
FHLB and FRB stock (1)	7.67	7.64	7.55	8.22	7.89
Liquidity management assets	3.84%	3.82%	3.86%	3.94%	3.85%
Other earning assets	—	2.84	6.01	6.38	6.23
Mortgage loans held-for-sale	6.29	6.01	5.91	6.59	6.29
Loans, net of unearned income	6.48	6.53	6.68	6.90	6.90
Total earning assets	5.96%	5.98%	6.09%	6.33%	6.34%

Rate paid on:
NOW and interest-bearing demand deposits	2.34%	2.25%	2.25%	2.38%	2.64%
Wealth management deposits	2.11	2.22	2.62	2.97	2.70
Money market accounts	3.44	3.38	3.62	4.05	4.08
Savings accounts	2.29	2.25	2.43	2.80	2.81
Time deposits	3.84	4.13	4.38	4.58	4.54
Interest-bearing deposits	3.14%	3.16%	3.39%	3.72%	3.73%
FHLB advances	3.27	3.27	3.28	3.29	3.22
Other borrowings	4.70	4.73	5.18	5.76	5.96
Subordinated notes	5.02	5.05	4.98	4.95	5.08
Junior subordinated debentures	6.85	6.90	7.32	7.88	7.91
Total interest-bearing liabilities	3.20%	3.22%	3.44%	3.75%	3.76%

Interest rate spread (2) (3)	2.76%	2.76%	2.65%	2.58%	2.58%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (4)	0.78	0.80	0.86	0.93	0.94
Net interest margin (GAAP) (3)	3.52%	3.54%	3.49%	3.49%	3.50%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	3.54%	3.56%	3.51%	3.51%	3.52%
(1)Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”)
(2)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for six months ended,		Interest for six months ended,		Yield/Rate for six months ended,
(Dollars in thousands)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$3,413,538	$1,369,906	$71,538	$36,425	4.23%	5.35%
Investment securities (2)	8,606,730	8,276,780	151,439	140,574	3.55	3.42
FHLB and FRB stock (3)	281,853	242,131	10,700	9,452	7.66	7.85
Liquidity management assets (4) (5)	$12,302,121	$9,888,817	$233,677	$186,451	3.83%	3.79%
Other earning assets (4) (5) (6)	6,533	15,169	92	433	2.84	5.74
Mortgage loans held-for-sale	298,688	318,756	9,118	9,580	6.16	6.04
Loans, net of unearned income (4) (5) (7)	48,680,160	42,974,623	1,570,765	1,464,704	6.51	6.85
Total earning assets (5)	$61,287,502	$53,197,365	$1,813,652	$1,661,168	5.97%	6.28%
Allowance for loan and investment security losses	(387,092)	(361,119)
Cash and due from banks	477,571	442,591
Other assets	3,600,500	3,269,102
Total assets	$64,978,481	$56,547,939

NOW and interest-bearing demand deposits	$6,235,661	$5,332,786	$71,117	$67,615	2.30%	2.55%
Wealth management deposits	1,563,675	1,521,034	16,788	20,755	2.17	2.74
Money market accounts	17,884,615	14,873,309	302,264	293,084	3.41	3.96
Savings accounts	6,529,345	5,835,481	73,560	80,134	2.27	2.76
Time deposits	9,625,117	7,847,314	189,974	173,647	3.98	4.45
Interest-bearing deposits	$41,838,413	$35,409,924	$653,703	$635,235	3.15%	3.61%
Federal Home Loan Bank advances	3,151,310	2,912,884	51,165	46,845	3.27	3.23
Other borrowings	587,930	607,487	13,749	17,948	4.72	5.94
Subordinated notes	298,353	424,112	7,449	10,672	5.04	5.06
Junior subordinated debentures	253,566	253,566	8,639	9,988	6.87	7.92
Total interest-bearing liabilities	$46,129,572	$39,607,973	$734,705	$720,688	3.21%	3.66%
Non-interest-bearing deposits	10,687,733	9,925,890
Other liabilities	1,498,578	1,568,761
Equity	6,662,598	5,445,315
Total liabilities and shareholders’ equity	$64,978,481	$56,547,939
Interest rate spread (5) (8)					2.76%	2.62%
Less: Fully taxable-equivalent adjustment			(5,779)	(5,676)	(0.02)	(0.03)
Net free funds/contribution (9)	$15,157,930	$13,589,392			0.79	0.94
Net interest income/margin (GAAP) (5)			$1,073,168	$934,804	3.53%	3.53%
Fully taxable-equivalent adjustment			5,779	5,676	0.02	0.03
Net interest income/margin, fully taxable-equivalent (non-GAAP) (4)			$1,078,947	$940,480	3.55%	3.56%
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”)
(4)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(5)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(6)Other earning assets include brokerage customer receivables and trading account securities.
(7)Loans, net of unearned income, include non-accrual loans.
(8)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(9)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points as compared to projected net interest income in a scenario with no assumed rate changes. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2025	(1.5)%	(0.4)%	(0.2)%	(1.2)%
Mar 31, 2025	(1.8)	(0.6)	(0.2)	(1.2)
Dec 31, 2024	(1.6)	(0.6)	(0.3)	(1.5)
Sep 30, 2024	1.2	1.1	0.4	(0.9)
Jun 30, 2024	1.5	1.0	0.6	(0.0)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2025	0.0%	0.0%	(0.1)%	(0.4)%
Mar 31, 2025	0.2	0.2	(0.1)	(0.5)
Dec 31, 2024	(0.2)	(0.0)	0.0	(0.3)
Sep 30, 2024	1.6	1.2	0.7	0.5
Jun 30, 2024	1.2	1.0	0.9	1.0

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to remain relatively neutral. As the current interest rate cycle progressed, management took action to reposition its sensitivity to interest rates. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer-term fixed-rate loans. The Company will continue to monitor current and projected interest rates and may execute additional derivatives to mitigate potential fluctuations in the net interest margin in future periods.

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or contractual maturity period
As of June 30, 2025	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$429,173	$3,756,650	$2,117,493	$14,925	$6,318,241
Variable rate	10,068,079	1,111	—	—	10,069,190
Total commercial	$10,497,252	$3,757,761	$2,117,493	$14,925	$16,387,431
Commercial real estate
Fixed rate	$712,348	$2,732,428	$369,615	$70,471	$3,884,862
Variable rate	9,396,306	10,775	67	—	9,407,148
Total commercial real estate	$10,108,654	$2,743,203	$369,682	$70,471	$13,292,010
Home equity
Fixed rate	$9,626	$773	$—	$15	$10,414
Variable rate	456,401	—	—	—	456,401
Total home equity	$466,027	$773	$—	$15	$466,815
Residential real estate
Fixed rate	$15,271	$4,318	$72,630	$1,056,508	$1,148,727
Variable rate	108,431	699,875	1,991,749	—	2,800,055
Total residential real estate	$123,702	$704,193	$2,064,379	$1,056,508	$3,948,782
Premium finance receivables - property & casualty
Fixed rate	$8,220,850	$102,326	$—	$—	$8,323,176
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$8,220,850	$102,326	$—	$—	$8,323,176
Premium finance receivables - life insurance
Fixed rate	$319,732	$169,958	$4,000	$—	$493,690
Variable rate	8,013,270	—	—	—	8,013,270
Total premium finance receivables - life insurance	$8,333,002	$169,958	$4,000	$—	$8,506,960
Consumer and other
Fixed rate	$36,771	$8,483	$1,070	$859	$47,183
Variable rate	69,322	—	—	—	69,322
Total consumer and other	$106,093	$8,483	$1,070	$859	$116,505

Total per category
Fixed rate	$9,743,771	$6,774,936	$2,564,808	$1,142,778	$20,226,293
Variable rate	28,111,809	711,761	1,991,816	—	30,815,386
Total loans, net of unearned income	$37,855,580	$7,486,697	$4,556,624	$1,142,778	$51,041,679
Less: Existing cash flow hedging derivatives (1)	(6,700,000)
Total loans repricing or maturing in one year or less, adjusted for cash flow hedging activity	$31,155,580

Variable Rate Loan Pricing by Index:
SOFR tenors (2)					$19,459,501
12- month CMT (3)					6,906,397
Prime					3,243,035
Fed Funds					786,924
Other U.S. Treasury tenors					187,736
Other					231,793
Total variable rate					$30,815,386
(1)Excludes cash flow hedges with future effective starting dates.
(2)SOFR - Secured Overnight Financing Rate.
(3)CMT - Constant Maturity Treasury Rate.

12M CMT
1M SOFR
PRIME
SOFR & CMT
PRIME
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
6/30/24
7/31/24
8/31/24
9/30/24
10/31/24
11/30/24
12/31/24
1/31/25
2/28/25
3/31/25
4/30/25
5/31/25
6/30/25

	6/30/2024	7/31/2024	8/31/2024	9/30/2024	10/31/2024	11/30/2024	12/31/2024	1/31/2025	2/28/2025	3/31/2025	4/30/2025	5/31/2025	6/30/2025
1M SOFR	5.34	5.34	5.20	4.85	4.66	4.53	4.33	4.31	4.32	4.32	4.32	4.32	4.32
12M CMT	5.09	4.73	4.38	3.98	4.27	4.30	4.16	4.17	4.08	4.03	3.85	4.11	3.96
Prime	8.50	8.50	8.50	8.00	8.00	7.75	7.50	7.50	7.50	7.50	7.50	7.50	7.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR and CMT indices which, as shown in the table above, do not mirror the same changes as the Prime rate, which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $16.7 billion tied to one-month SOFR and $6.9 billion tied to twelve-month CMT. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		12- month CMT		Prime
Second Quarter 2025	—	bps	(7)	bps	—	bps
First Quarter 2025	(1)		(13)		—
Fourth Quarter 2024	(52)		18		(50)
third quarter 2024	(49)		(111)		(50)
Second Quarter 2024	1		6		—

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars in thousands)	2025	2025	2024	2024	2024	2025	2024
Allowance for credit losses at beginning of period	$448,387	$437,060	$436,193	$437,560	$427,504	$437,060	$427,612
Provision for credit losses - Other	22,234	23,963	16,979	6,787	40,061	46,197	61,734
Provision for credit losses - Day 1 on non-PCD assets acquired during the period	—	—	—	15,547	—	—	—
Initial allowance for credit losses recognized on PCD assets acquired during the period	—	—	—	3,004	—	—	—
Other adjustments	180	4	(187)	30	(19)	184	(50)
Charge-offs:
Commercial	6,148	9,722	5,090	22,975	9,584	15,870	20,799
Commercial real estate	5,711	454	1,037	95	15,526	6,165	20,995
Home equity	111	—	—	—	—	111	74
Residential real estate	—	—	114	—	23	—	61
Premium finance receivables - property & casualty	6,346	7,114	13,301	7,790	9,486	13,460	16,424
Premium finance receivables - life insurance	—	12	—	4	—	12	—
Consumer and other	179	147	189	154	137	326	244
Total charge-offs	18,495	17,449	19,731	31,018	34,756	35,944	58,597
Recoveries:
Commercial	1,746	929	775	649	950	2,675	1,429
Commercial real estate	10	12	172	30	90	22	121
Home equity	30	216	194	101	35	246	64
Residential real estate	2	136	0	5	8	138	10
Premium finance receivables - property & casualty	3,335	3,487	2,646	3,436	3,658	6,822	5,177
Premium finance receivables - life insurance	—	—	—	41	5	—	13
Consumer and other	32	29	19	21	24	61	47
Total recoveries	5,155	4,809	3,806	4,283	4,770	9,964	6,861
Net charge-offs	(13,340)	(12,640)	(15,925)	(26,735)	(29,986)	(25,980)	(51,736)
Allowance for credit losses at period end	$457,461	$448,387	$437,060	$436,193	$437,560	$457,461	$437,560

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.11%	0.23%	0.11%	0.61%	0.25%	0.17%	0.29%
Commercial real estate	0.17	0.01	0.03	0.00	0.53	0.10	0.36
Home equity	0.07	(0.20)	(0.18)	(0.10)	(0.04)	(0.06)	0.01
Residential real estate	(0.00)	(0.02)	0.01	0.00	0.00	(0.01)	0.00
Premium finance receivables - property & casualty	0.16	0.20	0.59	0.24	0.33	0.18	0.33
Premium finance receivables - life insurance	—	0.00	—	(0.00)	(0.00)	0.00	(0.00)
Consumer and other	0.44	0.45	0.63	0.63	0.56	0.44	0.49
Total loans, net of unearned income	0.11%	0.11%	0.13%	0.23%	0.28%	0.11	0.24%

Loans at period end	$51,041,679	$48,708,390	$48,055,037	$47,067,447	$44,675,531
Allowance for loan losses as a percentage of loans at period end	0.77%	0.78%	0.76%	0.77%	0.81%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.90	0.92	0.91	0.93	0.98
PCD - Purchase Credit Deteriorated

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024	2025	2024
Provision for loan losses - Other	$26,607	$26,826	$19,852	$6,782	$45,111	$53,433	$71,270
Provision for credit losses - Day 1 on non-PCD assets acquired during the period	—	—	—	15,547	—	—	—
Provision for unfunded lending-related commitments losses - Other	(4,325)	(2,852)	(2,851)	17	(5,212)	(7,177)	(9,680)
Provision for held-to-maturity securities losses	(48)	(11)	(22)	(12)	162	(59)	144
Provision for credit losses	$22,234	$23,963	$16,979	$22,334	$40,061	$46,197	$61,734

Allowance for loan losses	$391,654	$378,207	$364,017	$360,279	$363,719
Allowance for unfunded lending-related commitments losses	65,409	69,734	72,586	75,435	73,350
Allowance for loan losses and unfunded lending-related commitments losses	457,063	447,941	436,603	435,714	437,069
Allowance for held-to-maturity securities losses	398	446	457	479	491
Allowance for credit losses	$457,461	$448,387	$437,060	$436,193	$437,560
PCD - Purchase Credit Deteriorated

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of June 30, 2025, March 31, 2025 and December 31, 2024.

	As of Jun 30, 2025			As of Mar 31, 2025			As of Dec 31, 2024
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial	$16,387,431	$194,568	1.19%	$15,931,326	$201,183	1.26%	$15,574,551	$175,837	1.13%
Commercial real estate:
Construction and development	2,529,117	75,936	3.00	2,448,881	71,388	2.92	2,434,081	87,236	3.58
Non-construction	10,762,893	148,422	1.38	10,466,020	138,622	1.32	10,469,863	135,620	1.30
Total commercial real estate	$13,292,010	$224,358	1.69%	$12,914,901	$210,010	1.63%	$12,903,944	$222,856	1.73%
Total commercial and commercial real estate	$29,679,441	$418,926	1.41%	$28,846,227	$411,193	1.43%	$28,478,495	$398,693	1.40%
Home equity	466,815	9,221	1.98	455,683	9,139	2.01	445,028	8,943	2.01
Residential real estate	3,948,782	11,455	0.29	3,685,159	10,652	0.29	3,612,765	10,335	0.29
Premium finance receivables
Property and casualty insurance	8,323,176	15,872	0.19	7,239,862	15,310	0.21	7,272,042	17,111	0.24
Life insurance	8,506,960	740	0.01	8,365,140	729	0.01	8,147,145	709	0.01
Consumer and other	116,505	849	0.73	116,319	918	0.79	99,562	812	0.82
Total loans, net of unearned income	$51,041,679	$457,063	0.90%	$48,708,390	$447,941	0.92%	$48,055,037	$436,603	0.91%

Total core loans (1)	$29,928,663	$409,826	1.37%	$29,108,500	$397,664	1.37%	$28,804,138	$392,319	1.36%
Total niche loans (1)	21,113,016	47,237	0.22	19,599,890	50,277	0.26	19,250,899	44,284	0.23
(1)See Table 1 for additional detail on core and niche loans.

TABLE 13: LOAN PORTFOLIO AGING

(In thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Loan Balances:
Commercial
Nonaccrual	$80,877	$70,560	$73,490	$63,826	$51,087
90+ days and still accruing	—	46	104	20	304
60-89 days past due	34,855	15,243	54,844	32,560	16,485
30-59 days past due	45,103	97,397	92,551	46,057	36,358
Current	16,226,596	15,748,080	15,353,562	15,105,230	14,050,228
Total commercial	$16,387,431	$15,931,326	$15,574,551	$15,247,693	$14,154,462
Commercial real estate
Nonaccrual	$32,828	$26,187	$21,042	$42,071	$48,289
90+ days and still accruing	—	—	—	225	—
60-89 days past due	11,257	6,995	10,521	13,439	6,555
30-59 days past due	51,173	83,653	30,766	48,346	38,065
Current	13,196,752	12,798,066	12,841,615	12,689,336	11,854,288
Total commercial real estate	$13,292,010	$12,914,901	$12,903,944	$12,793,417	$11,947,197
Home equity
Nonaccrual	$1,780	$2,070	$1,117	$1,122	$1,100
90+ days and still accruing	—	—	—	—	—
60-89 days past due	138	984	1,233	1,035	275
30-59 days past due	2,971	3,403	2,148	2,580	1,229
Current	461,926	449,226	440,530	422,306	353,709
Total home equity	$466,815	$455,683	$445,028	$427,043	$356,313
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$134,067	$123,742	$156,756	$135,389	$134,178
Nonaccrual	28,047	22,522	23,762	17,959	18,198
90+ days and still accruing	—	—	—	—	—
60-89 days past due	8,954	1,351	5,708	6,364	1,977
30-59 days past due	38	38,943	18,917	2,160	130
Current	3,777,676	3,498,601	3,407,622	3,226,166	2,912,852
Total residential real estate	$3,948,782	$3,685,159	$3,612,765	$3,388,038	$3,067,335
Premium finance receivables - property & casualty
Nonaccrual	$30,404	$29,846	$28,797	$36,079	$32,722
90+ days and still accruing	14,350	18,081	16,031	18,235	22,427
60-89 days past due	25,641	19,717	19,042	18,740	29,925
30-59 days past due	29,460	39,459	68,219	30,204	45,927
Current	8,223,321	7,132,759	7,139,953	7,028,423	6,969,752
Total Premium finance receivables - property & casualty	$8,323,176	$7,239,862	$7,272,042	$7,131,681	$7,100,753
Premium finance receivables - life insurance
Nonaccrual	$—	$—	$6,431	$—	$—
90+ days and still accruing	327	2,962	—	—	—
60-89 days past due	11,202	10,587	72,963	10,902	4,118
30-59 days past due	34,403	29,924	36,405	74,432	17,693
Current	8,461,028	8,321,667	8,031,346	7,911,565	7,940,304
Total Premium finance receivables - life insurance	$8,506,960	$8,365,140	$8,147,145	$7,996,899	$7,962,115
Consumer and other
Nonaccrual	$41	$18	$2	$2	$3
90+ days and still accruing	184	98	47	148	121
60-89 days past due	61	162	59	22	81
30-59 days past due	175	542	882	264	366
Current	116,044	115,499	98,572	82,240	86,785
Total consumer and other	$116,505	$116,319	$99,562	$82,676	$87,356
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$134,067	$123,742	$156,756	$135,389	$134,178
Nonaccrual	173,977	151,203	154,641	161,059	151,399
90+ days and still accruing	14,861	21,187	16,182	18,628	22,852
60-89 days past due	92,108	55,039	164,370	83,062	59,416
30-59 days past due	163,323	293,321	249,888	204,043	139,768
Current	50,463,343	48,063,898	47,313,200	46,465,266	44,167,918
Total loans, net of unearned income	$51,041,679	$48,708,390	$48,055,037	$47,067,447	$44,675,531
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 14: NON-PERFORMING ASSETS (1)

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Loans past due greater than 90 days and still accruing:
Commercial	$—	$46	$104	$20	$304
Commercial real estate	—	—	—	225	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables - property & casualty	14,350	18,081	16,031	18,235	22,427
Premium finance receivables - life insurance	327	2,962	—	—	—
Consumer and other	184	98	47	148	121
Total loans past due greater than 90 days and still accruing	14,861	21,187	16,182	18,628	22,852
Non-accrual loans:
Commercial	80,877	70,560	73,490	63,826	51,087
Commercial real estate	32,828	26,187	21,042	42,071	48,289
Home equity	1,780	2,070	1,117	1,122	1,100
Residential real estate	28,047	22,522	23,762	17,959	18,198
Premium finance receivables - property & casualty	30,404	29,846	28,797	36,079	32,722
Premium finance receivables - life insurance	—	—	6,431	—	—
Consumer and other	41	18	2	2	3
Total non-accrual loans	173,977	151,203	154,641	161,059	151,399
Total non-performing loans:
Commercial	80,877	70,606	73,594	63,846	51,391
Commercial real estate	32,828	26,187	21,042	42,296	48,289
Home equity	1,780	2,070	1,117	1,122	1,100
Residential real estate	28,047	22,522	23,762	17,959	18,198
Premium finance receivables - property & casualty	44,754	47,927	44,828	54,314	55,149
Premium finance receivables - life insurance	327	2,962	6,431	—	—
Consumer and other	225	116	49	150	124
Total non-performing loans	$188,838	$172,390	$170,823	$179,687	$174,251
Other real estate owned	23,615	22,625	23,116	13,682	19,731
Total non-performing assets	$212,453	$195,015	$193,939	$193,369	$193,982
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.49%	0.44%	0.47%	0.42%	0.36%
Commercial real estate	0.25	0.20	0.16	0.33	0.40
Home equity	0.38	0.45	0.25	0.26	0.31
Residential real estate	0.71	0.61	0.66	0.53	0.59
Premium finance receivables - property & casualty	0.54	0.66	0.62	0.76	0.78
Premium finance receivables - life insurance	0.00	0.04	0.08	—	—
Consumer and other	0.19	0.10	0.05	0.18	0.14
Total loans, net of unearned income	0.37%	0.35%	0.36%	0.38%	0.39%
Total non-performing assets as a percentage of total assets	0.31%	0.30%	0.30%	0.30%	0.32%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	262.71%	296.25%	282.33%	270.53%	288.69%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024	2025	2024

Balance at beginning of period	$172,390	$170,823	$179,687	$174,251	$148,359	$170,823	$139,030
Additions from becoming non-performing in the respective period	48,651	27,721	30,931	42,335	54,376	76,372	77,518
Additions from assets acquired in the respective period	—	—	—	189	—	—	—
Return to performing status	(6,896)	(1,207)	(1,108)	(362)	(912)	(8,103)	(1,402)
Payments received	(5,602)	(15,965)	(12,219)	(10,894)	(9,611)	(21,567)	(17,947)
Transfer to OREO and other repossessed assets	(1,315)	—	(17,897)	(3,680)	(6,945)	(1,315)	(8,326)
Charge-offs, net	(11,734)	(8,600)	(5,612)	(21,211)	(7,673)	(20,334)	(22,483)
Net change for premium finance receivables	(6,656)	(382)	(2,959)	(941)	(3,343)	(7,038)	7,861
Balance at end of period	$188,838	$172,390	$170,823	$179,687	$174,251	$188,838	$174,251

Other Real Estate Owned

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2025	2025	2024	2024	2024
Balance at beginning of period	$22,625	$23,116	$13,682	$19,731	$14,538
Disposals/resolved	—	—	(8,545)	(9,729)	(1,752)
Transfers in at fair value, less costs to sell	1,315	—	17,979	3,680	6,945
Fair value adjustments	(325)	(491)	—	—	—
Balance at end of period	$23,615	$22,625	$23,116	$13,682	$19,731

	Period End
(In thousands)	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Balance by Property Type:	2025	2025	2024	2024	2024
Residential real estate	$—	$—	$—	$—	$161
Commercial real estate	23,615	22,625	23,116	13,682	19,570
Total	$23,615	$22,625	$23,116	$13,682	$19,731

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q2 2025 compared to Q1 2025		Q2 2025 compared to Q2 2024
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2025	2025	2024	2024	2024	$ Change	% Change	$ Change	% Change
Brokerage	$4,212	$4,757	$5,328	$6,139	$5,588	$(545)	(11)%	$(1,376)	(25)%
Trust and asset management	32,609	29,285	33,447	31,085	29,825	3,324	11	2,784	9
Total wealth management	36,821	34,042	38,775	37,224	35,413	2,779	8	1,408	4
Mortgage banking	23,170	20,529	20,452	15,974	29,124	2,641	13	(5,954)	(20)
Service charges on deposit accounts	19,502	19,362	18,864	16,430	15,546	140	1	3,956	25
Gains (losses) on investment securities, net	650	3,196	(2,835)	3,189	(4,282)	(2,546)	(80)	4,932	NM
Fees from covered call options	5,624	3,446	2,305	988	2,056	2,178	63	3,568	NM
Trading gains (losses), net	151	(64)	(113)	(130)	70	215	NM	81	NM
Operating lease income, net	15,166	15,287	15,327	15,335	13,938	(121)	(1)	1,228	9
Other:
Interest rate swap fees	3,010	2,269	3,360	2,914	3,392	741	33	(382)	(11)
BOLI	2,257	796	1,236	1,517	1,351	1,461	NM	906	67
Administrative services	1,315	1,393	1,347	1,450	1,322	(78)	(6)	(7)	(1)
Foreign currency remeasurement gains (losses)	658	(183)	(682)	696	(145)	841	NM	803	NM
Changes in fair value on EBOs and loans held-for-investment	172	383	129	518	604	(211)	(55)	(432)	(72)
Early pay-offs of capital leases	400	768	514	532	393	(368)	(48)	7	2
Miscellaneous	15,193	15,410	14,772	16,510	22,365	(217)	(1)	(7,172)	(32)
Total Other	23,005	20,836	20,676	24,137	29,282	2,169	10	(6,277)	(21)
Total Non-Interest Income	$124,089	$116,634	$113,451	$113,147	$121,147	$7,455	6%	$2,942	2%

	Six Months Ended		Q2 2025 compared to Q2 2024
	Jun 30,	Jun 30,
(Dollars in thousands)	2025	2024	$ Change	% Change
Brokerage	$8,969	$11,144	$(2,175)	(20)%
Trust and asset management	61,894	59,084	2,810	5
Total wealth management	70,863	70,228	635	1
Mortgage banking	43,699	56,787	(13,088)	(23)
Service charges on deposit accounts	38,864	30,357	8,507	28
Gains (losses) on investment securities, net	3,846	(2,956)	6,802	NM
Fees from covered call options	9,070	6,903	2,167	31
Trading gains, net	87	747	(660)	(88)
Operating lease income, net	30,453	28,048	2,405	9
Other:
Interest rate swap fees	5,279	6,220	(941)	(15)
BOLI	3,053	3,002	51	2
Administrative services	2,708	2,539	169	7
Foreign currency remeasurement gains (losses)	475	(1,316)	1,791	NM
Changes in fair value on EBOs and loans held-for-investment	555	165	390	NM
Early pay-offs of capital leases	1,168	823	345	42
Miscellaneous	30,603	60,180	(29,577)	(49)
Total Other	43,841	71,613	(27,772)	(39)
Total Non-Interest Income	$240,723	$261,727	$(21,004)	(8)%
NM - Not meaningful.
BOLI - Bank-owned life insurance.
EBO - Early buy-out.

TABLE 16: MORTGAGE BANKING

	Three Months Ended
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Originations:
Retail originations	$523,759	$348,468	$483,424	$527,408	$544,394
Veterans First originations	157,787	111,985	176,914	239,369	177,792
Total originations for sale (A)	$681,546	$460,453	$660,338	$766,777	$722,186
Originations for investment	422,926	217,177	355,119	218,984	275,331
Total originations	$1,104,472	$677,630	$1,015,457	$985,761	$997,517
As a percentage of originations for sale:
Retail originations	77%	76%	73%	69%	75%
Veterans First originations	23	24	27	31	25
Purchases	74%	77%	65%	72%	83%
Refinances	26	23	35	28	17
Production Margin:
Production revenue (B) (1)	$13,380	$9,941	$6,993	$13,113	$14,990
Total originations for sale (A)	$681,546	$460,453	$660,338	$766,777	$722,186
Add: Current period end mandatory interest rate lock commitments to fund originations for sale (2)	163,664	197,297	103,946	272,072	222,738
Less: Prior period end mandatory interest rate lock commitments to fund originations for sale (2)	197,297	103,946	272,072	222,738	207,775
Total mortgage production volume (C)	$647,913	$553,804	$492,212	$816,111	$737,149
Production margin (B / C)	2.07%	1.80%	1.42%	1.61%	2.03%
Mortgage Servicing:
Loans serviced for others (D)	$12,470,924	$12,402,352	$12,400,913	$12,253,361	$12,211,027
Mortgage Servicing Rights (“MSR”), at fair value (E)	193,061	196,307	203,788	186,308	204,610
Percentage of MSRs to loans serviced for others (E / D)	1.55%	1.58%	1.64%	1.52%	1.68%
Servicing income	$10,520	$10,611	$10,731	$10,809	$10,586
MSR Fair Value Asset Activity
MSR - FV at Beginning of Period	$196,307	$203,788	$186,308	$204,610	$201,044
MSR - current period capitalization	6,336	4,669	10,010	6,357	8,223
MSR - collection of expected cash flows - paydowns	(1,516)	(1,590)	(1,463)	(1,598)	(1,504)
MSR - collection of expected cash flows - payoffs and repurchases	(4,100)	(3,046)	(4,315)	(5,730)	(4,030)
MSR - changes in fair value model assumptions	(3,966)	(7,514)	13,248	(17,331)	877
MSR Fair Value at end of period	$193,061	$196,307	$203,788	$186,308	$204,610
Summary of Mortgage Banking Revenue:
Operational:
Production revenue (1)	$13,380	$9,941	$6,993	$13,113	$14,990
MSR - Current period capitalization	6,336	4,669	10,010	6,357	8,223
MSR - Collection of expected cash flows - paydowns	(1,516)	(1,590)	(1,463)	(1,598)	(1,504)
MSR - Collection of expected cash flows - pay offs	(4,100)	(3,046)	(4,315)	(5,730)	(4,030)
Servicing Income	10,520	10,611	10,731	10,809	10,586
Other Revenue	(79)	(172)	(51)	(67)	112
Total operational mortgage banking revenue	$24,541	$20,413	$21,905	$22,884	$28,377
Fair Value:
MSR - changes in fair value model assumptions	$(3,966)	$(7,514)	$13,248	$(17,331)	$877
Gain (loss) on derivative contract held as an economic hedge, net	2,535	4,897	(11,452)	6,892	(772)
Changes in FV on early buy-out loans guaranteed by US Govt (HFS)	60	2,733	(3,249)	3,529	642
Total fair value mortgage banking revenue	$(1,371)	$116	$(1,453)	$(6,910)	$747
Total mortgage banking revenue	$23,170	$20,529	$20,452	$15,974	$29,124
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.
(2)Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

	Six Months Ended
(Dollars in thousands)	Jun 30, 2025	Jun 30, 2024
Originations:
Retail originations	$872,227	$875,898
Veterans First originations	269,772	321,901
Total originations for sale (A)	$1,141,999	$1,197,799
Originations for investment	640,103	444,577
Total originations	$1,782,102	$1,642,376
As a percentage of originations for sale:
Retail originations	76%	73%
Veterans First originations	24	27
Purchases	75%	80%
Refinances	25	20
Production Margin:
Production revenue (B) (1)	$23,321	$28,425
Total originations for sale (A)	$1,141,999	$1,197,799
Add: Current period end mandatory interest rate lock commitments to fund originations for sale (2)	163,664	222,738
Less: Prior period end mandatory interest rate lock commitments to fund originations for sale (2)	103,946	119,624
Total mortgage production volume (C)	$1,201,717	$1,300,913
Production margin (B / C)	1.94%	2.19%
Mortgage Servicing:
Loans serviced for others (D)	$12,470,924	$12,211,027
MSRs, at fair value (E)	193,061	204,610
Percentage of MSRs to loans serviced for others (E / D)	1.55%	1.68%
Servicing income	$21,131	$21,084
MSR Fair Value Asset Activity
MSR - FV at Beginning of Period	$203,788	$192,456
MSR - current period capitalization	11,005	13,602
MSR - collection of expected cash flows - paydowns	(3,106)	(2,948)
MSR - collection of expected cash flows - payoffs and repurchases	(7,146)	(6,972)
MSR - changes in fair value model assumptions	(11,480)	8,472
MSR Fair Value at end of period	$193,061	$204,610
Summary of Mortgage Banking Revenue:
Operational:
Production revenue (1)	$23,321	$28,425
MSR - Current period capitalization	11,005	13,602
MSR - Collection of expected cash flows - paydowns	(3,106)	(2,948)
MSR - Collection of expected cash flows - pay offs	(7,146)	(6,972)
Servicing Income	21,131	21,084
Other Revenue	(251)	21
Total operational mortgage banking revenue	$44,954	$53,212
Fair Value:
MSR - changes in fair value model assumptions	$(11,480)	$8,472
Gain (loss) on derivative contract held as an economic hedge, net	7,432	(3,349)
Changes in FV on early buy-out loans guaranteed by US Govt (HFS)	2,793	(1,548)
Total fair value mortgage banking revenue	$(1,255)	$3,575
Total mortgage banking revenue	$43,699	$56,787
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.
(2)Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q2 2025 compared to Q1 2025		Q2 2025 compared to Q2 2024
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2025	2025	2024	2024	2024	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$123,174	$123,917	$120,969	$118,971	$113,860	$(743)	(1)%	$9,314	8%
Commissions and incentive compensation	55,871	52,536	54,792	57,575	52,151	3,335	6	3,720	7
Benefits	40,496	35,073	36,372	34,715	32,530	5,423	15	7,966	24
Total salaries and employee benefits	219,541	211,526	212,133	211,261	198,541	8,015	4	21,000	11
Software and equipment	36,522	34,717	34,258	31,574	29,231	1,805	5	7,291	25
Operating lease equipment	10,757	10,471	10,263	10,518	10,834	286	3	(77)	(1)
Occupancy, net	20,228	20,778	20,597	19,945	19,585	(550)	(3)	643	3
Data processing	12,110	11,274	10,957	9,984	9,503	836	7	2,607	27
Advertising and marketing	18,761	12,272	13,097	18,239	17,436	6,489	53	1,325	8
Professional fees	9,243	9,044	11,334	9,783	9,967	199	2	(724)	(7)
Amortization of other acquisition-related intangible assets	5,580	5,618	5,773	4,042	1,122	(38)	(1)	4,458	NM
FDIC insurance	10,971	10,926	10,640	10,512	10,429	45	0	542	5
OREO expense, net	505	643	397	(938)	(259)	(138)	(21)	764	NM
Other:
Lending expenses, net of deferred origination costs	4,869	5,866	6,448	4,995	5,335	(997)	(17)	(466)	(9)
Travel and entertainment	6,026	5,270	8,140	5,364	5,340	756	14	686	13
Miscellaneous	26,348	27,685	24,502	25,408	23,289	(1,337)	(5)	3,059	13
Total other	37,243	38,821	39,090	35,767	33,964	(1,578)	(4)	3,279	10
Total Non-Interest Expense	$381,461	$366,090	$368,539	$360,687	$340,353	$15,371	4%	$41,108	12%

	Six Months Ended		Q2 2025 compared to Q2 2024
	Jun 30,	Jun 30,
(Dollars in thousands)	2025	2024	$ Change	% Change
Salaries and employee benefits:
Salaries	$247,091	$226,032	$21,059	9%
Commissions and incentive compensation	108,407	103,152	5,255	5
Benefits	75,569	64,530	11,039	17
Total salaries and employee benefits	431,067	393,714	37,353	9
Software and equipment	71,239	56,962	14,277	25
Operating lease equipment	21,228	21,517	(289)	(1)
Occupancy, net	41,006	38,671	2,335	6
Data processing	23,384	18,795	4,589	24
Advertising and marketing	31,033	30,476	557	2
Professional fees	18,287	19,520	(1,233)	(6)
Amortization of other acquisition-related intangible assets	11,198	2,280	8,918	NM
FDIC insurance	21,897	19,810	2,087	11
FDIC insurance - special assessment	—	5,156	(5,156)	(100)
OREO expense, net	1,148	133	1,015	NM
Other:
Lending expenses, net of deferred origination costs	10,735	10,413	322	3
Travel and entertainment	11,296	9,937	1,359	14
Miscellaneous	54,033	46,114	7,919	17
Total other	76,064	66,464	9,600	14
Total Non-Interest Expense	$747,551	$673,498	$74,053	11%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2025	2025	2024	2024	2024	2025	2024
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$920,908	$886,965	$913,501	$908,604	$849,979	$1,807,873	$1,655,492
Taxable-equivalent adjustment:
- Loans	2,200	2,206	2,352	2,474	2,305	4,406	4,551
- Liquidity Management Assets	680	690	716	668	567	1,370	1,117
- Other Earning Assets	—	3	2	2	3	3	8
(B) Interest Income (non-GAAP)	$923,788	$889,864	$916,571	$911,748	$852,854	$1,813,652	$1,661,168
(C) Interest Expense (GAAP)	374,214	360,491	388,353	406,021	379,369	734,705	720,688
(D) Net Interest Income (GAAP) (A minus C)	546,694	526,474	525,148	502,583	470,610	1,073,168	934,804
(E) Net Interest Income (non-GAAP) (B minus C)	549,574	529,373	528,218	505,727	473,485	1,078,947	940,480
Net interest margin (GAAP)	3.52%	3.54%	3.49%	3.49%	3.50%	3.53%	3.53%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.54	3.56	3.51	3.51	3.52	3.55	3.56
(F) Non-interest income	$124,089	$116,634	$113,451	$113,147	$121,147	$240,723	$261,727
(G) Gains (losses) on investment securities, net	650	3,196	(2,835)	3,189	(4,282)	3,846	(2,956)
(H) Non-interest expense	381,461	366,090	368,539	360,687	340,353	747,551	673,498
Efficiency ratio (H/(D+F-G))	56.92%	57.21%	57.46%	58.88%	57.10%	57.06%	56.15%
Efficiency ratio (non-GAAP) (H/(E+F-G))	56.68	56.95	57.18	58.58	56.83	56.81	55.88

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2025	2025	2024	2024	2024	2025	2024
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$7,225,696	$6,600,537	$6,344,297	$6,399,714	$5,536,628
Less: Non-convertible preferred stock (GAAP)	(837,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Acquisition-related intangible assets (GAAP)	(908,639)	(913,004)	(918,632)	(924,646)	(676,562)
(I) Total tangible common shareholders’ equity (non-GAAP)	$5,479,557	$5,275,033	$5,013,165	$5,062,568	$4,447,566
(J) Total assets (GAAP)	$68,983,318	$65,870,066	$64,879,668	$63,788,424	$59,781,516
Less: Intangible assets (GAAP)	(908,639)	(913,004)	(918,632)	(924,646)	(676,562)
(K) Total tangible assets (non-GAAP)	$68,074,679	$64,957,062	$63,961,036	$62,863,778	$59,104,954
Common equity to assets ratio (GAAP) (L/J)	9.3%	9.4%	9.1%	9.4%	8.6%
Tangible common equity ratio (non-GAAP) (I/K)	8.0	8.1	7.8	8.1	7.5

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$7,225,696	$6,600,537	$6,344,297	$6,399,714	$5,536,628
Less: Preferred stock	(837,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$6,388,196	$6,188,037	$5,931,797	$5,987,214	$5,124,128
(M) Actual common shares outstanding	66,938	66,919	66,495	66,482	61,760
Book value per common share (L/M)	$95.43	$92.47	$89.21	$90.06	$82.97
Tangible book value per common share (non-GAAP) (I/M)	81.86	78.83	75.39	76.15	72.01

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$188,536	$182,048	$178,371	$163,010	$145,397	$370,584	$325,700
Add: Acquisition-related intangible asset amortization	5,580	5,618	5,773	4,042	1,122	11,198	2,280
Less: Tax effect of acquisition-related intangible asset amortization	(1,495)	(1,421)	(1,547)	(1,087)	(311)	(2,923)	(602)
After-tax Acquisition-related intangible asset amortization	$4,085	$4,197	$4,226	$2,955	$811	$8,275	$1,678
(O) Tangible net income applicable to common shares (non-GAAP)	$192,621	$186,245	$182,597	$165,965	$146,208	$378,859	$327,378
Total average shareholders’ equity	$6,862,040	$6,460,941	$6,418,403	$5,990,429	$5,450,173	$6,662,598	$5,445,315
Less: Average preferred stock	(599,313)	(412,500)	(412,500)	(412,500)	(412,500)	(506,423)	(412,500)
(P) Total average common shareholders’ equity	$6,262,727	$6,048,441	$6,005,903	$5,577,929	$5,037,673	$6,156,175	$5,032,815
Less: Average acquisition-related intangible assets	(910,924)	(916,069)	(921,438)	(833,574)	(677,207)	(913,483)	(677,969)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$5,351,803	$5,132,372	$5,084,465	$4,744,355	$4,360,466	$5,242,692	$4,354,846
Return on average common equity, annualized (N/P)	12.07%	12.21%	11.82%	11.63%	11.61%	12.14%	13.01%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	14.44	14.72	14.29	13.92	13.49	14.57	15.12

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$267,088	$253,055	$253,081	$232,709	$211,343	$520,143	$461,299
Add: Provision for credit losses	22,234	23,963	16,979	22,334	40,061	46,197	61,734
Pre-tax income, excluding provision for credit losses (non-GAAP)	$289,322	$277,018	$270,060	$255,043	$251,404	$566,340	$523,033

WINTRUST SUBSIDIARIES

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC) that operates bank retail locations in the greater Chicago, southern Wisconsin, west Michigan, northwest Indiana, and southwest Florida market areas. Its 16 community bank subsidiaries are: Barrington Bank & Trust Company, N.A., Beverly Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Lake Forest Bank & Trust Company, N.A., Libertyville Bank & Trust Company, N.A., Macatawa Bank, N.A., Northbrook Bank & Trust Company, N.A., Old Plank Trail Community Bank, N.A., Schaumburg Bank & Trust Company, N.A., St. Charles Bank & Trust Company, N.A., State Bank of The Lakes, N.A., Town Bank, N.A., Village Bank & Trust, N.A., Wheaton Bank & Trust Company, N.A., and Wintrust Bank, N.A.

Additionally, the Company operates various non-bank businesses:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States.
•Wintrust Investments, LLC provides a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•Wintrust Private Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2024 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. or international trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;

•commercial real estate market conditions in the Chicago metropolitan area, southern Wisconsin and west Michigan;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected losses, difficulties or developments related to the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems, or those of third parties, resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions and the impact of recent failures of financial institutions, including broader financial institution liquidity risk and concerns;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the tax legislation;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Tuesday, July 22, 2025 at 10:00 a.m. (CDT) regarding second quarter and year-to-date 2025 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the Conference Call Link included within the Company’s press release dated June 20, 2025 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter and year-to-date 2025 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.